     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OCTOBER 14,  1998
                             REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ___________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________

                   HOME HEALTH CORPORATION OF AMERICA, INC.
               ------------------------------------------------
            (Exact name of registrant as specified in its charter)



         PENNSYLVANIA                                     23-2224800
-------------------------------             ------------------------------------
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                                                     BRUCE J. FELDMAN
  2200 RENAISSANCE BOULEVARD                           PRESIDENT AND
           SUITE 300                              CHIEF EXECUTIVE OFFICER
   KING OF PRUSSIA, PA 19406                     2200 RENAISSANCE BOULEVARD
        (610) 272-1717                                   SUITE 300
---------------------------------                KING OF PRUSSIA, PA 19406
(ADDRESS, INCLUDING ZIP CODE, AND                      (610) 272-1717
   TELEPHONE NUMBER, INCLUDING               -----------------------------------
   AREA CODE, OF REGISTRANT'S                (NAME, ADDRESS, INCLUDING ZIP CODE,
   PRINCIPAL EXECUTIVE OFFICES)                AND TELEPHONE NUMBER, INCLUDING
                                               AREA CODE, OF AGENT FOR SERVICE)


                                  COPIES TO:


                             SOL GENAUER, ESQUIRE
                          MICHAEL MEDVECKUS, ESQUIRE
                       BLANK ROME COMISKY & MCCAULEY LLP
                               ONE LOGAN SQUARE
                         PHILADELPHIA, PA  19103-6998

                            _______________________

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

---------------------------------------------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
                                                      Proposed maximum        Proposed maximum
   Title of each class of         Amount to be       offering price per      aggregate offering         Amount of
 securities to be registered      registered(1)            share(2)               price(2)          registration fee
-----------------------------    ---------------    --------------------    --------------------   ------------------
Common Stock, no par
value..........                   579,901 shares       $ 1.22 per share          $707,479.22             $171.07
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders until the date on which all of the Shares included in the Registration Statement have been sold or are permitted to be sold under Rule 144.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale price of the Common Stock as reported by Nasdaq on October 13, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             --------------------
                                  PROSPECTUS
                             --------------------

                   HOME HEALTH CORPORATION OF AMERICA, INC.
                        579,901 SHARES OF COMMON STOCK

           The shareholders of Home Health Corporation of America, Inc., a Pennsylvania corporation, identified in this prospectus under the heading "Selling Stockholders" are offering and selling 579,901 shares of the Company's common stock. Such shares may be offered from time to time by the selling stockholders until all the shares have been sold or are permitted to be sold under the Securities and Exchange Commission's Rule 144.

           Each selling stockholder is responsible for paying all expenses relating to the sale of his or her shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such selling stockholder. The selling stockholders have also agreed to pay the fees and expenses of registering their common stock. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders.

           The selling stockholders anticipate selling the share from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market System at the then current market price. They may also sell shares in negotiated transactions or otherwise at varying prices that will be determined at the time of sale.

           The common stock is quoted on Nasdaq National Market System under the symbol "HHCA." On October 13, 1998, the last reported closing price of the common stock was $1.00 per share.

           The Company's principal executive offices are located at 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania, 19406, and its telephone number is (610) 272-1717.


           Investing in the common stock involves certain risks. See "Risk Factors" beginning at page 3.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is October 14, 1998.

                               TABLE OF CONTENTS
                               -----------------


      RISK FACTORS.............................................   3

      USE OF PROCEEDS..........................................  13

      SELLING STOCKHOLDERS.....................................  14

      PLAN OF DISTRIBUTION.....................................  15

      WHERE YOU CAN FIND MORE INFORMATION......................  16

      INCORPORATION OF INFORMATION FILED WITH THE COMMISSION...  16

      LEGAL MATTERS............................................  17

      EXPERTS..................................................  17

           As used in this prospectus the term "Company" means Home Health Corporation of America, Inc. References in this prospectus to a particular fiscal year of the Company are to the year which ends on June 30.

                                  ___________

           Some of the statements contained in or incorporated by reference into this prospectus are forward-looking. They include statements concerning
      (a) strategy, (b) liquidity and capital resources, (c) restructuring initiatives, (d) relationships with managed care companies, (e) regulatory matters and (f) legal proceedings. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                  ___________

           The data contained or incorporated by reference in this prospectus relating to the home health care industry have been derived from industry and other sources available to the Company. The Company has not independently verified this data. Therefore, the Company makes no representation as to the accuracy of such data.

                                  ___________

                                 RISK FACTORS


     You should carefully consider the following factors as well as other information contained or incorporated by reference in this prospectus before deciding to invest in shares of the common stock.

     Recent Regulatory Developments. The Company's business is subject to extensive federal, state and local regulation. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and will continue to propose and adopt legislation effecting fundamental changes in the health care delivery system. Changes in the applicable laws or new interpretations of existing laws may have a dramatic effect on the definition of permissible or impermissible activities, the relative cost of doing business, and the methods and amounts of payments for medical care by both governmental and other payors. Legislative changes to "balance the budget" and slow the annual rate of growth of Medicare and Medicaid expenditures are expected to continue in the future. The Balanced Budget Act of 1997 was enacted during fiscal 1998. This new law caused significant changes to the Medicare system of reimbursement. While the Balanced Budget Act of 1997 has significantly impacted the home health care industry, additional changes may also occur in the future. There can be no assurance that future legislation or regulatory changes will not have a material adverse effect on the future operations of the Company. The level of net revenues and profitability of the Company, like those of other health care providers, will also be affected by the continuing efforts of other payors to contain or reduce the costs of health care by lowering reimbursement rates, slowing payment for services provided, increasing case management review of services and negotiating reduced contract pricing and capitation arrangements. See "Business -- Payor Mix" and "--Government Regulation" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Medicare Reimbursement. The Balanced Budget Act of 1997 caused significant changes to the Medicare system of reimbursement, including the implementation of an interim payment system, a reduction in reimbursement rates for oxygen services and a requirement that a prospective payment system be implemented by October 1, 1999 with up to a four-year phase-in period.

     The implementation of the interim payment system has had a significant impact on reimbursements received by the Company's Texas Medicare cost-reimbursed nursing agency during fiscal 1998 and is expected to have a significant impact on reimbursements in fiscal 1999 to be received by the Company's remaining Medicare cost-reimbursed nursing agencies. In an effort to reduce operating costs and respond to the reductions in Medicare reimbursement, the Company implemented a restructuring plan during fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Initiatives" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Effective January 1, 1998 reimbursement from Medicare for oxygen services was reduced by 25%. An additional 5% reduction becomes effective on January 1, 1999. These reductions have had and are expected to continue to have a materially adverse impact to the Company's internal growth in net revenues.

     The impact of the implementation of the prospective payment system on the Company's results of operations cannot be predicted with any certainty at this time and would depend, to a large extent, on the reimbursement rates for home health services established under the prospective payment system and the Company's ability to deliver its services at a cost below the prospective payment system rates. There can be no assurances that such reimbursement rates would cover the costs incurred by the Company to provide home health services.

     The Balanced Budget Act of 1997 has caused many other changes in the system of Medicare reimbursement. For example, all home health agencies will be required to obtain surety bonds in the amount of at least $50,000.
Additionally, payments will be frozen for durable medical equipment, excluding orthotic and prosthetic equipment, and payments for certain reimbursable drugs and biologicals will be reduced. The impact of these reimbursement changes could have a material adverse effect on the Company's financial condition or results of operations.

     For additional information regarding changes to the Medicare system of reimbursement and the impact of these changes on the Company see "Business -- Payor Mix" and "--Government Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Internal Growth," "--Net Revenues" and "--Results of Operations -- Fiscal 1998 Compared with Fiscal 1997" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Reimbursement Payments. Eight of the Company's cost-reimbursed nursing agencies receive periodic interim payments for services provided. These payments, which are received bi-weekly and are adjusted quarterly to reflect the volume of home health services actually provided, are scheduled to be discontinued upon implementation of the prospective payment system. The discontinuance of periodic interim payments could result in a material adverse effect on the Company's cash flow. See "Business -- Payor Mix" and "--Reimbursement Payments" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Reimbursement from Medicare and Medicaid for certain services is subject to audit and retroactive adjustment. Retroactive adjustments made to prior-year cost reports could have a material adverse effect on the Company's financial condition or results of operations.

     Risks Associated with Collection of Accounts Receivable. The home health care industry is generally characterized by long collection cycles for accounts receivable due to the complex and time consuming requirements for obtaining reimbursement from private and governmental third party payors. The Company experienced an increase in its days net revenues outstanding from 104 at June 30, 1997 to 132 for June 30, 1998, using a three-month rolling average calculation. The increase in days net revenues outstanding resulted from a decrease in net revenues of $8.7 million from the three months ended June 30, 1997 to the three months ended June 30, 1998, as well as an increase of $2.5 million in net accounts receivable from June 30, 1997 to June 30, 1998. The decrease in net revenues resulted from various factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Revenues" and "--Internal Growth" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. The increase in accounts receivable was principally due to internal growth and certain managed care payors continuing to subject the Company to increasingly protracted payment terms and increasing attempts by these and other non-governmental payors to deny payments for products and services furnished to their subscribers.

     At June 30, 1998, approximately 39.2% of the Company's net revenues were derived from managed care and other non-governmental payors. The increase in the length of time required to collect receivables owed by managed care and other payors is an industry-wide issue. A continuation of the lengthening of the amount of time required to collect accounts receivables from managed care organizations or other payors or the Company's inability to decrease days net revenues outstanding could have a material adverse effect on the Company's financial condition or results of operations. During fiscal 1998 the Company terminated relationships with certain managed care organizations and is in the process of reviewing its managed care contracts. See "--Dependence on Relationships with Referral Sources." There can be no assurance that the Company's days net revenues outstanding will not continue to increase if these payors continue to delay reimbursing the Company for its services. See "Business -- Payor Mix" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Pricing Pressures. Medicare, Medicaid and other payors, including managed care organizations and traditional indemnity insurers, are attempting to control and limit increases in health care costs and, in some cases, are decreasing reimbursement rates. While the Company's net revenues from managed care and other non-governmental payors have increased and are expected to continue to increase, payments per visit from managed care organizations typically have been lower than cost-based reimbursement from Medicare and reimbursement from other payors for nursing and related patient services, resulting in reduced profitability on such services. Other payor and employer groups, including Medicare, are exerting pricing pressure on home health care providers, resulting in reduced profitability. Such pricing pressures could have a material adverse effect on the Company's financial condition or results of operations. During fiscal 1998 the Company terminated relationships with certain managed care organizations and is in the process of reviewing its managed care contracts.
See "--Dependence on Relationships with Referral Sources."

     Restructuring Initiatives. In an effort to reduce operating costs and respond to the reductions in Medicare reimbursement, the Company implemented a restructuring plan during fiscal 1998. This plan included cost reduction and office consolidation initiatives and resulted in $5.2 million in restructuring costs being recorded during fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Initiatives" in the Company's

Annual Report on Form 10-K for the year ended June 30, 1998. There can be no assurance that the Company will be able to achieve the expected cost savings or synergies from the closing or consolidation of offices and its other restructuring efforts or will be able to reduce costs without negatively impacting operations.

     Need for Additional Financing. The Company believes cash on hand, cash flows generated from operations and the Company's ability to finance certain capital expenditures through leasing arrangements should be adequate to enable the Company to fund its operations. The Company's future capital requirements will depend upon many factors, including the performance of the Company's business, as well as other factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. However, there can be no assurance that the Company's cash on hand, internally generated funds and funds from any financings will prove to be sufficient to fund the Company's operations. In the event that the Company's cash on hand, internally generated funds and funds from any financings prove to be insufficient to fund the Company's operations, the Company may be required to adjust its cost structure, delay or abandon its development and expansion plans, and/or seek additional funds.

     Risks Related to Goodwill. During fiscal 1998, the Company wrote-off $23.5 million of goodwill recorded in connection with certain acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations - Fiscal 1998 Compared with Fiscal 1997 - Writedown of Goodwill" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. At June 30, 1998, after recording this writedown, goodwill resulting from acquisitions was approximately $46.8 million, or approximately 34.2% of total assets. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the Company will ever realize the value of such goodwill. This goodwill is being amortized on a straight-line basis over 20 to 25 years. The Company will continue to evaluate on a regular basis whether events or circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary.

     Although at June 30, 1998 the net unamortized balance of goodwill is not considered to be impaired under generally accepted accounting principles, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on the Company's financial condition or results of operations. Additionally, reimbursement regulations have been issued related to reimbursement for certain mobile diagnostic services. These regulations could eliminate payment for mobile diagnostic services to the Company. Goodwill associated with mobile diagnostic services acquisitions aggregates approximately $1.0 million at June 30, 1998. Mobile diagnostic services represent less than 3% of the Company's current net revenues.

     Internal Growth Rates. The Company is a leading provider of comprehensive home health care services, delivering nursing and related patient services, respiratory therapy, infusion therapy and durable medical equipment from 44 branch locations in nine states. Since fiscal 1995, the

Company generated a compound annual growth rate in net revenues of 39.6% through a combination of acquisitions and internal growth. The Company experienced internal growth rates in net revenues of 19%, 16% and 4% for fiscal years 1996, 1997 and 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Internal Growth" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. Because of matters discussed in this prospectus that may be beyond the control of the Company, there can be no assurance that the Company can increase or maintain the internal growth rates at levels experienced in previous years.

     Dependence on Relationships with Referral Sources. The growth and profitability of the Company depends on its ability to establish and maintain close working relationships with referral sources, including payors, hospitals, physicians and other health care professionals. Managed care organizations, which are exerting an increasing amount of influence over the health care industry, have been consolidating to enhance their ability to impact the delivery of health care services. As managed care organizations have increased and continue to increase their market share in regions in which the Company operates, these organizations have become and will continue to become increasingly important to the Company as referral sources. From fiscal 1996 to fiscal 1998, the Company's net revenues derived from managed care and other non-governmental payors increased from 37.8% to 39.2%. While the Company's net revenues from managed care and other non-governmental payors have increased and are expected to continue to increase, payments per visit from managed care organizations typically have been lower than cost-based reimbursement from Medicare and reimbursement from other payors for the Company's services, resulting in reduced profitability on such services.

     During fiscal 1998 the Company terminated its relationship with certain managed care organizations as a result of these organizations continuing to subject the Company to increasingly protracted payment terms and increasing attempts to deny payments for products and services furnished to their subscribers. Additionally, the Company is in the process of reviewing all of its managed care contracts and determining if the contracts meet the Company's profitability guidelines. As a result of these terminations and other factors, the Company's internal growth rates declined during fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Internal Growth" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     There can be no assurance the Company will be able to successfully maintain existing referral sources or develop and maintain new referral sources. The loss of any significant referral sources or the failure to develop any new referral sources could have a material adverse effect on the Company's financial condition or results of operations.

     Year 2000 Computer Concerns. The impact of Year 2000 computer problems on the Medicare and Medicaid programs, other federal or state health care programs and other third party payors could affect prompt reimbursement to the Company in the future unless and until such potential problems are corrected. The Company's major management information system software programs are vendor-supplied and are scheduled by the vendors to be Year 2000 compliant by December 31, 1999. The Company expects to be Year 2000 compliant by December 31, 1999 and does not expect to incur significant costs in attaining compliance. However, there can be no assurance the Company has adequately assessed or identified all aspects of its business which may be impacted by Year 2000 issues which may arise after December 31, 1999. Additionally, there can be no assurance that vendors who supply the Company's major management information system software will adequately address and correct any and all Year 2000 issues prior to January 1, 2000. As a result of the foregoing, there can be no assurance that Year 2000 computer problems which may impact the Company or its payors will not have a material adverse effect on the Company's financial condition or results of operations.

     Potential Risks Associated with Acquisitions and Expansion. While the Company completed fourteen acquisitions between fiscal 1996 and 1997, it completed no acquisitions during fiscal 1998. As a result of the uncertainty of the outcome of additional legislative and regulatory changes in the system of Medicare reimbursement, the Company has slowed its growth through acquisitions. In addition, the Company is restricted by its senior credit facility from engaging in acquisitions. Management believes that as a result of Medicare legislative and regulatory changes and managed care and other competitive pressures, the home health care industry will continue to consolidate. See "Business -- Industry Overview," "--Payor Mix" and "--Government Regulation" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. The Company believes it will be positioned to execute its acquisition strategy once Medicare reimbursement regulation uncertainties and the Company's capital constraint issues are resolved.

     When evaluating acquisitions, the Company seeks potential acquisition candidates that would complement or expand its current services. In attempting to make acquisitions, the Company competes with other providers, some of which have greater financial resources than the Company. In addition, since the consideration for acquired businesses may involve cash, notes or the issuance of shares of common stock, options or warrants, existing stockholders may experience dilution in the value of their shares of common stock in connection with such acquisitions. Moreover, many states have Certificate of Need, licensure, or similar laws which generally require that the appropriate state agency approve certain acquisitions and/or determine that a need exists for new services and capital expenditures or other changes prior to such new services being added. Additionally, the Health Care Financing Administration ("HCFA"), the department of the U.S. Department of Health and Human Service responsible for the rules governing Medicare and Medicaid, may also require the redesignation of branch offices as separate providers. To the extent that Certificates of Need or other approvals are required for expansion of Company operations, either through acquisitions or provision of new services, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals, and possible delays and expenses associated with such approvals.

     There can be no assurance that the Company will be able to successfully negotiate, finance or integrate acquisitions. Acquisitions involve numerous short- and long-term risks, including loss of referral sources, diversion of management's attention, failure to retain key personnel, loss of net revenues of the acquired companies, inability to integrate acquisitions (particularly management information systems) without material disruptions and unexpected expenses, the possibility of the acquired businesses becoming subject to regulatory sanctions, potential undisclosed liabilities and the continuing value of acquired intangible assets. There can be no assurance that any given acquisition will be consummated, or if consummated, will not materially adversely affect the Company's financial condition or results of operations. Additionally, because of matters discussed herein that may be beyond the control of the Company and the emerging trend of other health care providers, such as long-term care providers, seeking to acquire home health care businesses, there can be no assurance that suitable acquisitions will continue to be identified or that acquisitions can be consummated on acceptable terms.

     Potential Risks Associated with Geographic Expansion. In pursuing its growth strategy, the Company has expanded its operations into new geographic markets. When entering new geographic markets, the Company generally seeks to increase its net revenues by establishing relationships with new referral sources or increasing business with existing referral sources and will be reliant to a large extent on local management, who have important relationships with local referral sources. In addition, the Company will be required to comply with laws and regulations of states that differ from those in which the Company currently operates, and may face competitors with greater knowledge of such local markets. There can be no assurance that if acquisitions are consummated, the Company will be able to increase its net revenues through new or existing referral sources or otherwise effectively compete in new geographic markets in which these companies operate.

     Risks Associated with Managed Care Contracts. As an increasing percentage of patients become members of managed care organizations, the Company believes that it will be required to deliver its products and services to health maintenance organizations, employer groups and other private third party payors on a capitated or other risk sharing basis. Under some of these arrangements, a health care provider accepts a predetermined amount per member per month in exchange for providing all covered services to beneficiaries of the payor during the month. Such arrangements pass much of the economic risk of providing care from the payor to the provider. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, additional costs would be incurred, resulting in a reduction in margins. In the worst case, net revenues associated with risk-sharing contracts or capitated provider networks would be insufficient to cover the costs of the services provided. Any such reduction of net revenues could have a material adverse effect on the Company.

     Management of Rapid Growth. The Company has experienced rapid growth in its business and number of employees through acquisition and internal growth. Continued rapid growth may impair the Company's ability to efficiently provide its home health care services and products and to adequately manage its employees. While the Company is taking steps to manage its rapid growth, future results of operations could be materially adversely affected if it is unable to do so effectively. The Company implemented a restructuring plan during fiscal 1998. See "--Restructuring Initiatives." Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restructuring Initiatives" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Competition. The home health care industry is highly competitive and includes national, regional and local providers. The Company competes with a large number of companies in all areas in which its operations are located. The Company's competitors include major national and regional companies, hospital-based programs, numerous local providers and nursing agencies. Some current and potential competitors have or may obtain significantly greater financial and marketing resources than the Company. Accordingly, other companies, including managed care organizations, hospitals, long-term care providers and health care providers that currently are not serving the home health care market, may become competitors. As a result, the Company could encounter increased competition in the future that may limit its ability to maintain or increase its market share or otherwise materially adversely affect the Company's financial condition or results of operations.

     Regulatory Environment. The Company is subject to extensive regulation which govern financial and other arrangements between healthcare providers at both the federal and state level. At the federal level, such laws include (i) the Anti-Kickback Statute, which generally prohibits the offer, payment, solicitation or receipt of any remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any good, facility services or items for which payment can be made under Medicare and Medicaid, federal and state health care programs, (ii) the Federal False Claims Act, which prohibits the submission for payment to the federal government of fraudulent claims, and (iii) "Stark legislation," which generally prohibits, with limited exceptions, the referrals of patients by a physician to providers of "designated health services" under the Medicare and Medicaid programs, including home health services, physical therapy and occupational therapy, where the physician has a financial relationship with the provider. Violations of these provisions may result in civil and criminal penalties, loss of licensure and exclusion from participation in the Medicare and Medicaid programs. Many states have also adopted statutes and regulations which prohibit provider referrals to an entity in which the provider has a financial interest, remuneration or fee-splitting arrangements between health care providers for patient referrals and other types of financial arrangements with health care providers. Sanctions for violations of these state regulations include loss of licensure and civil and criminal penalties. See "Business -- Government Regulation" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     The federal government, private insurers and various state enforcement agencies have increased their scrutiny of provider business practices and claims, particularly in the areas of home health care services and products in an effort to identify and prosecute parties engaged in fraudulent and abusive practices. In May 1995, the Clinton Administration instituted Operation Restore Trust ("ORT"), a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies. ORT, which initially focused on companies located in California, Florida, Illinois, New York and Texas, the states with the largest Medicare populations, has been expanded to all fifty states. See "Business - Government Regulation" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. While the Company believes that it is in material compliance with such laws, there can be no assurance that the practices of the Company, if reviewed, would be found to be in full compliance with such laws or interpretations of such laws.

     Additionally, HCFA has implemented "Wedge Surveys" in at least 13 states, including Connecticut, Florida, Tennessee, Illinois, Indiana, Massachusetts, Minnesota, Ohio, Oklahoma, Texas, Utah, Virginia and Wyoming, whereby HCFA completes ORT-type surveys on a much smaller scale. Assuming the reviewer uncovered nothing significant during its survey, the home health agency then has the option to repay the amount determined by HCFA or undergo a broader review of its claims. If the survey uncovers significant problems, the matter may undergo further review. See "Business -- Government Regulation" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     While the Company believes that it is in material compliance with the fraud and abuse and self-referral laws, there can be no assurance that the practices of the Company, if reviewed, would be found to be in full compliance with such requirements, as such requirements ultimately may be interpreted. Although the Company does not believe it has violated any fraud and abuse laws, there can be no assurance that future related legislation, either health care or budgetary, related regulatory changes or interpretations of such regulations, will not have a material adverse effect on the future operations of the Company.

     Certificate of Need, Permits and Licensure. The federal government and all states regulate various aspects of the home health care industry. Such laws include certificates of need, certification under Medicare and Medicaid and other third party programs, as well as state laws which may impose licensure requirements on home health care agencies. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect the Company's financial condition or results of operations. There can be no assurance that either the states or the federal government will not change current interpretations of existing regulations or impose additional regulations upon the Company's activities which might adversely affect its financial condition or results of operations.

     Geographic Concentration. Approximately $58.6 million, or 33.6%, of the Company's net revenues in fiscal 1998 were derived from the Company's operations in Florida and approximately $106.9 million, or 61.4 %, of the Company's net revenues in fiscal 1998 were derived from the Company's operations in Florida and the Mid-Atlantic operating areas. Unless and until the Company's operations become more diversified geographically (as a result of acquisitions or internal expansion), adverse economic, regulatory, or other developments in Florida or the Mid-Atlantic states could have a material adverse effect on the Company's financial condition or results of operations.

     Potential Volatility in Stock Price. Over the past year, the Company's stock price has been subject to significant volatility. If net revenues or earnings fail to meet expectations of the investment community, or if the Company announces other information that may be deemed to be negative by the investment community, such as the issuance of additional common stock, or other changes in the Company's capital structure, there could be an immediate and significant adverse impact on the trading price for the Company's common stock. Regardless of the Company's performance, broad market fluctuations and general economic or political conditions as well as health care-related market announcements from time to time may also adversely affect the price of the Company's stock. As a result, changes in the Company's stock price can be sudden and unpredictable.

     Quarterly Fluctuations in Operating Results. Results of operations for any quarter are not necessarily indicative of results of operations for any future period or for a full fiscal year. The Company has experienced and expects to continue to experience lower same-branch net revenues during the first fiscal quarter which ends on September 30 as compared to the immediately preceding quarter due to fewer referrals during the summer months. The Company anticipates that the effects of seasonality will continue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

     Dependence on Key Personnel. The Company's success is highly dependent on its President, Chief Executive Officer and Chairman of the Board, Bruce J. Feldman and a number of its other key management and professional personnel.
The loss of one or more of these personnel could have a material adverse effect on the Company's financial condition or results of operations. The Company's success will also depend in part on its ability to retain and attract additional qualified management and professional personnel. Competition for such personnel in the home health care industry is strong. There can be no assurance that the Company will be successful in attracting or retaining the personnel it requires.

     Pending and Threatened Litigation. The Company is a party to certain pending and threatened legal actions. See "Business - Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended June 30, 1998 and "Selling Stockholders." While the Company believes it has adequate legal defenses and/or insurance coverage for these actions, there can be no assurance of favorable outcomes regarding these legal actions or that recovery of any insurance proceeds will be sufficient to cover any judgments, settlements or costs relating to any pending or future legal proceedings. Additionally, any judgments, settlements or costs relating to pending or future legal proceedings which are not covered by insurance could have a material adverse effect on the Company's results of operations or financial condition.

     Potential Liability. The Company maintains a commercial general liability policy which includes product liability coverage on the medical equipment that it sells or rents with both per-occurrence and annual aggregate coverage limits of $1.0 million and $3.0 million, respectively. In addition, the Company has an umbrella liability or "excess" policy with a single limit of $10.0 million for any one occurrence in excess of certain minimum amounts. The umbrella policy excludes professional liability. The Company maintains a health care agency professional liability insurance policy with limits of $4.0 million per claim and an annual aggregate limit of $6.0 million. Health care professionals with whom the Company has contracted must provide evidence that they carry at least $1.0 million of insurance coverage, although there is no assurance that such providers will continue to do so, or that such insurance is, or will continue to be, adequate or available to protect the Company, or that the Company will not have liability independent of that of such providers and/or their insurance coverage. While the Company believes that it has adequate insurance coverage, there can be no assurance that any such insurance will be sufficient to cover any judgments, settlements or costs relating to any pending or future legal proceedings (including any related judgments, settlements or costs) or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. Any judgments, settlements or costs relating to pending or future legal proceedings which are not covered by insurance could have a material adverse effect on the Company's results of operations or financial condition.

     Potential Effect of Anti-Takeover Provisions; Issuance of Preferred Stock. Certain provisions of the Pennsylvania Business Corporation Law, the Company's Amended Articles of Incorporation and the Company's Restated Bylaws, such as a staggered board of directors and limitations on stockholder actions and proposals, may have the effect of discouraging, delaying or preventing a change of control of the Company which could adversely affect the market price of the Company's common stock. In addition, the Company's board of directors has the authority to issue shares of preferred stock without shareholder approval and upon such terms as the board of directors may determine. While the Company has no present plans to issue any shares of preferred stock, the rights of the holders of the Company's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

     Compliance Program. In August, 1998, the Department of Health and Human Services ("HHS") issued compliance program guidance for home health agencies. The guidance encourages home health agencies to develop effective internal controls that promote adherence to applicable federal and state law and program requirements of federal, state and private health plans. The absence of a compliance program or an incomplete or ineffective compliance program may not be regarded favorably by HHS and could negatively affect government audits, investigations, and/or inspections. During fiscal 1998, the Company implemented an internal Compliance Program. Although management believes the Compliance Program will be effective and will assist the Company in monitoring and enhancing the effectiveness of its internal controls, there can be no assurance that the Compliance Program will identify all potential compliance issues or that as drafted it will be viewed as complete or effective under audit or inspection by third party payors.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of common stock offered under this prospectus by the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares covered by this prospectus are being registered to permit public secondary trading in the shares and the selling stockholders may offer the shares for resale from time to time.

     The following table sets forth certain information as of the date of this prospectus regarding the ownership of shares of the Company's common stock by each selling stockholder and as adjusted to give effect to the sale of the shares offered hereby. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares. There can be no assurance that all or any of the shares offered hereby will be sold.



           NAME                        # OF SHARES            # OF SHARES              # OF SHARES           % OF SHARES
            OF                        OWNED BEFORE           BEING OFFERED             OWNED AFTER           OWNED AFTER
    SELLING STOCKHOLDER               THE OFFERING              FOR SALE               THE OFFERING          THE OFFERING
-------------------------------------------------------------------------------------------------------------------------
Joseph Falkson                           278,353(1)               278,353                   ---                   ---

Susan Falkson                             69,588(1)                69,588                   ---                   ---

Michael Falkson                          115,980(1)               115,980                   ---                   ---

Peter Falkson                            115,980(1)               115,980                   ---                   ---

----------------------
(1) Of these shares 68,408, 17,102, 28,503 and 28,503 shares are being held for the account of Joseph Falkson, Susan Falkson, Michael Falkson and Peter Falkson, respectively, in escrow pursuant to the terms of an escrow agreement among the selling stockholders, the Company, and an escrow agent (the "Escrow Agreement") and may be sold only upon release of the shares from the escrow. Without the prior approval of the Company, the shares held in escrow may not be released until January 2, 1999.

     The selling stockholders acquired their shares of the Company's common stock in connection with the acquisition by the Company of a business formerly owned by the selling stockholders. On June 8, 1998, the selling stockholders commenced litigation against the Company and certain named officers of the Company. This lawsuit was filed in federal court in Boston, Massachusetts. Among other claims, the plaintiffs allege that delays in the issuance and registration of shares pursuant to a formula in a Subscription Agreement between the Company and the plaintiffs has resulted in damages, including a loss in excess of $1 million. The claims are for breach of contract, breach of good faith and fair dealing, misrepresentation, fraudulent inducement and violation of the Massachusetts Unfair and Deceptive Trade Practices Act. As relief, the plaintiffs seek specific performance of the Subscription Agreement, consequential damages resulting from the alleged breaches, a declaratory judgment, punitive damages for the fraud based claims and an award of costs and attorneys fees. The Company intends to vigorously defend against these claims. The Company filed a motion to dismiss or alternatively to transfer the action. This motion was recently denied by the court.

                                 PLAN OF DISTRIBUTION

     The shares of the Company's common stock offered by the selling stockholders pursuant to this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time, pursuant to this prospectus or Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), in the over-the-counter market, on any exchange or quotation system on which the Company's common stock may be admitted for trading otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the selling stockholders and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and any brokers, dealers or other agents that participate in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Upon the Company being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker or dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker(s) or dealer(s), where applicable, (e) that such broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

     The Registration Statement shall remain effective until the date on which all of the shares included in the Registration Statement have been sold or are permitted to be sold under Rule 144.

     Each selling stockholder is required to pay all expenses relating to the sale of the shares including any commissions, discounts or other fees payable to brokers, dealers or agents and any attorney fees or other expenses incurred by such selling stockholder. In addition, the selling stockholders are required to pay all expenses incident to the registration of the common stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of the shares offered under this prospectus. This prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

     The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the Company files at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Company's filings with the Commission are also available to the public on the Commission's internet site at http://www.sec.gov. You may also inspect the Company's Commission reports and other information at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

            INCORPORATION OF INFORMATION FILED WITH THE COMMISSION

     The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this prospectus and made a part hereof: (i) the Annual Report on Form 10-K for the year ended June 30, 1998, and (ii) the description of the Common Stock contained under the heading "Description of Securities" in the Registration Statement on Form 8-A, dated October 5, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or oral requests for such copies should be directed to Home Health Corporation of America, Inc., 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406-2755,
Attention: Corporate Secretary, telephone (610) 272-1717.


                                 LEGAL MATTERS

     An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia, Pennsylvania, to the effect that the shares of the Company's common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.


                                    EXPERTS

     The consolidated balance sheets as of June 30, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


      ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


Registration expenses......................................          $  240
Legal fees and expenses....................................           7,000
Accounting fees and expenses...............................           3,000
Printing fees and expenses.................................           2,500
Miscellaneous..............................................             500
                                                                ------------
Total......................................................      $   13,240
                                                                ============



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or
(iii) by the shareholders. Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

     Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     The Company's Bylaws provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.

     The Company currently has directors' and officers' liability insurance which covers certain liabilities, including liabilities to the Company and its shareholders, in the amount of $5 million.

ITEM 16.  EXHIBITS.

NUMBER   DOCUMENT
------   --------

  5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the shares of Common Stock to be registered.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

 24.1    Power of attorney of certain signatories (included on the Signature
         Page).


ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) It will include any material information with respect to the plan of distribution by means of a post-effective amendment not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the date indicated.


                                  HOME HEALTH CORPORATION OF AMERICA, INC.


Date: October 14, 1998        By: /s/ Bruce J. Feldman
                                  --------------------
                                  Bruce J. Feldman
                                  President and Chief Executive Officer


     Each person whose signature appears below hereby authorizes Bruce J. Feldman to sign on his behalf individually and in each capacity stated below, and to file with the Securities and Exchange Commission any amendments, including post-effective amendments, to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities indicated, on October 14, 1998.

SIGNATURE                                                CAPACITY
---------                                                --------
/s/ Bruce J. Feldman                         Chairman of the Board, President
---------------------------------            and Chief Executive Officer
Bruce J. Feldman                             (Principal Executive Officer)


/s/ David S. Geller                          Chief Financial Officer
---------------------------------            (Principal Accounting Officer)
David S. Geller

/s/ G. Michael Bellenghi                     Director
---------------------------------
G. Michael Bellenghi

/s/ Harvey Machaver                          Director
---------------------------------
Harvey Machaver

/s/ Donald M. Gleklen                        Director
---------------------------------
Donald M. Gleklen

                                       EXHIBIT INDEX


      NUMBER   DOCUMENT
      ------   --------

        5.1    Opinion of Blank Rome Comisky & McCauley LLP.

       23.1    Consent of PricewaterhouseCoopers LLP.

       23.2 Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

       24.1 Power of attorney of certain signatories (included on the Signature Page).


                                      S-1